SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Linear Technology Corporation
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Explanatory Note:

Linear Technology Corporation, a Delaware corporation (the “Company”), forwarded to certain of the Company’s stockholders the following communication that it had previously sent to Institutional Shareholders Services (“ISS”) regarding ISS’s preliminary draft proxy analysis for the Company’s 2015 Annual Meeting of Stockholders.

Institutional Shareholders Services

Ladies and Gentlemen:

I am the Chief Financial Officer of Linear Technology Corporation.  I received today the preliminary draft of your proxy analysis for Linear’s 2015 Annual Meeting of Stockholders.  In that report you recommend that our stockholders vote “Against” our Executive Officer Compensation Advisory Vote.

I am writing you now, as you invite, to correct mistakes in your report that appear to be the basis for this negative recommendation.  Your “Against” recommendation seems to only relate to our Executive Chairman’s Employment Agreement. I believe all the other aspects of Executive Compensation have passed your review. With regard to our Chairman’s Employment Agreement a technical drafting error was corrected. All of the other terms of the agreement were legacy provisions and unchanged from the original agreement including the Single Trigger and the Tax Gross-Up. The Company, based in part on previous years’ discussion with ISS, has committed not to put these provisions in future executive contracts and has not done so. Based on this, you have recommended a “For” vote on our Executive Officer Compensation Advisory Vote in the past. We respectfully request that you reconsider your preliminary recommendation and continue to recommend “For” our Advisory Vote to Ratify Named Executive Officers’ Compensation.

As previously disclosed publically, the revision to our Chairman’s Employment Agreement was simply to correct an error made in its original drafting.  As previously written, the Agreement could have been read to deny our Executive Chairman benefits that Linear has long intended for him to receive when entitled.  The Agreement inadvertently entitled him to receive substantially reduced benefits upon his disability or death from what he would receive if he were to voluntarily resign.  As a result, the Board of Directors became concerned that the uncertainty created by this drafting error provided a strong incentive for our Chairman to resign before either of those things happened, an incentive that was not intended.

We believe our Chairman’s continued service to Linear continues to be an important contribution to our success and creation of stockholder value.  He founded Linear in 1981, and served as our Chief Executive Officer from the Company’s inception through January 2005 and subsequently as Executive Chairman of the Board of Directors to present day.  In approving the original Agreement, the Board of Directors believed that entering into it with him was in the best interests of Linear and its stockholders as a means to incentivize him to continue serving Linear as either Chief Executive Officer or Executive Chairman at least until he reached the age of 65.  The Board believes strongly that he possesses unique skills, talents, knowledge and experience that Linear could not obtain elsewhere and that are important to Linear’s continued success.  The Board does not want to risk the loss of the Executive Chairman’s talents any earlier than necessary, and certainly not as a result of an inadvertent error upon drafting his employment agreement almost 15 years ago.

We hope, based upon the foregoing, that you will change your “Against” recommendation to a “For” recommendation.  If you would like additional clarification or information please contact me.  Please contact me in any event on your decision to reconsider your initial recommendation as it is critical that we understand your views on this topic as soon as possible.

Very truly yours,

Donald P. Zerio

Vice President, Chief Financial Officer

Linear Technology Corporation